Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES RESULTS FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF 2008
     (LA JOLLA, CALIFORNIA)—November 7, 2008—PICO Holdings, Inc. (NASDAQ: PICO) reported shareholders’ equity of $501.3 million ($26.61 per share) at September 30, 2008, compared to $518.6 million ($27.53 per share) at June 30, 2008, and $525.9 million ($27.92 per share) at December 31, 2007.
     In July, Vidler Water Company, Inc. sold its remaining interest of 30,000 acre-feet of storage capacity in the Semitropic Water Banking and Exchange Program in California for $11.7 million. The sale added approximately $5.7 million to net income for the third quarter and first nine months of 2008.
     During the second quarter of 2008, PICO sold its 22.5% shareholding in Jungfraubahn Holding AG, a publicly-traded Swiss corporation which operates railway and related tourism and transport activities in the Swiss Alps, for net proceeds of $75.3 million. The sale of Jungfraubahn added approximately $30 million to net income for the first nine months of 2008, but only had a minimal effect on shareholders’ equity and book value per share, as most of the gain and related tax effects had already been recorded in previous accounting periods in shareholders’ equity, as a net unrealized gain.
     During the first nine months of 2008, shareholders’ equity declined by $24.6 million, representing a decrease in book value per share of 4.7%. Excluding Jungfraubahn, net unrealized appreciation in investments declined by approximately $22.8 million over the nine month period.
     Commenting on the year to date, PICO’s President and Chief Executive Officer, John Hart, said:
     “PICO has not been immune to the worst financial crisis since the Depression with our share price down from the year’s high of $48.22 in early September. This is an example of the dislocation that can occur between a company’s intrinsic value and its market capitalization as we are now selling below our book value, which understates our actual net worth. Of course, while the government is devising and implementing bail out plans to maintain certain organizations and assets that were selling well above their intrinsic value, we will have to rely on our own balance sheet to weather this storm. At September 30, 2008, there is $130 million of cash available to the parent company and its non-insurance subsidiaries, and our only bank debt is $20 million of borrowings denominated in Swiss Francs.
     “In the near term all of our businesses will be negatively impacted by this current financial crisis. We have seen and expect to see a continuation of a slow down in our markets. We also don’t know how potential, significant changes in government regulation and tax policy might impact our markets. It seems more than likely, with all the funds being pumped into the financial systems around the world that long-term we may be faced with high rates of inflation. In this environment our “hard assets” of water resources, low-basis land in our real estate operations, and the asset-rich stocks in our insurance company investment portfolios should provide a safe haven with above average returns. In what appears to be an environment where we could see a number of companies and assets selling for well below intrinsic value, we are also diligently investigating situations that could be added to our existing assets and operations.
     “In July, our subsidiary Fish Springs Ranch, LLC completed construction, and dedicated the Fish Springs pipeline and related infrastructure to Washoe County, Nevada. Washoe County is now responsible for the operation and maintenance of the Fish Springs pipeline, and Fish Springs has the exclusive right to use the pipeline to convey water to the north valleys of Reno, Nevada. As a result, the 8,000 acre-feet of water from Fish Springs is now available for sale.
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PICO HOLDINGS, INC.
875 PROSPECT STREET, SUITE 301 LA JOLLA, CALIFORNIA 92037
T: 858 456 6022 F: 858 456 6480
WWW.PICOHOLDINGS.COM

PICO Holdings, Inc.
Q3 2008 Results

     “During the third quarter, we closed on the first sale of Fish Springs water, being one water credit, representing one acre-foot of water, for $45,750. Given the overall state of the economy and the sluggish real estate market in Reno, we have agreed to restructure the previously announced agreements to sell 118.5 acre-feet of water at a price of $45,000 per acre-foot, and subsequent to September 30, 2008 we closed on the sale of 11.8 water credits for approximately $531,000 during the fourth quarter. We believe the Fish Springs water credits represent the only source of new water supply that is available to developers in the north valleys of Reno and as such are unique assets. Due to our financial structure, we are under no pressure to sell any of these assets at less than full value, which given long-term demographics should continue to increase. As and when the real estate market in the area begins to recover, developers will need to secure water supply before they can obtain permits and begin new development.
     “Vidler Water Company is constructing the infrastructure required to connect the municipal water systems of Carson City, Nevada and Lyon County, Nevada. In addition, Vidler has acquired or has the right to acquire water rights in the area, which, on completion of the project, could result in approximately 4,000 acre-feet of water being available for municipal and industrial use in the Dayton corridor of Lyon County, where there is only limited water available to support development. We anticipate that most of the water will be delivered through the new infrastructure, which has an estimated total capital cost of approximately $23 million over a four to six year period.
     “At Nevada Land & Resource Company, LLC, the level of sales is significantly lower than in recent years. During the first nine months of 2008, we closed on the sale of 12,619 acres of land for $1.4 million, generating a gross margin of $959,000. Exploration is continuing for precious metals and geothermal energy sources.
     “During the third quarter, we continued to cautiously expand our Union Community Partners subsidiary. UCP was formed to take advantage of the slowdown in the real estate market, and particularly on the financial challenges facing developers and builders in select locations in central California, by acquiring attractive and well-located finished lots, partially-developed lots, and un-entitled land in select California markets. At this stage, we are concentrating on the Fresno sub-market, which is proving to be somewhat resilient due to its affordability and steady economy, dominated by agriculture and distribution. As of September 30, 2008, UCP has acquired or controls 226 finished lots and 1,252 potential lots in various stages of entitlement in and around Fresno.
     “Our insurance company investment portfolio generated a total return of -17.2% in the first nine months of 2008, and was the principal cause of the decrease in PICO’s shareholders’ equity during the third quarter and first nine months. This decline was less than the indices in the key markets we invest in, being the United States, Switzerland, New Zealand and Australia. The decline was exacerbated by the counter-intuitive increase in the U.S. dollar in September, which significantly reduced the U.S. dollar prices of our international holdings. Typically, our insurance company stock portfolios are made up of two types of company: asset-rich companies which are undervalued relative to “hard” assets, and operating companies whose businesses have unique or special qualities. We are treading cautiously, but see the opportunity to add to a number of key shareholdings which have been sold down to appealing discounts to underlying intrinsic value.”
NET BOOK VALUE
     The following summary is provided as a supplement to the financial statements contained in PICO’s 10-Q, to illustrate the relative size of the Company’s assets and activities.

Segment	Net Book Value		Percentage
Water Resource and Water Storage Operations	$207.8	million	41.4%
Real Estate Operations	71.2	million	14.2%
Insurance Operations in “Run Off”	88.5	million	17.7%
Corporate	133.8	million	26.7%

Shareholders’ Equity	$501.3	million	100.0%

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PICO Holdings, Inc.
Q3 2008 Results

FIRST NINE MONTHS SEGMENT RESULTS OF OPERATIONS
     For the first nine months of 2008, PICO reported net income of $27.1 million ($1.44 per share), compared to a net loss of $2.7 million ($0.15 per share) in the first nine months of 2007.
     Our segment results of operations for the first nine months are:

	2008	2007
Income (Loss) Before Taxes & Minority Interest By Operating Segment:
Water Resource and Water Storage Operations	$5,187,000	$(4,657,000)
Real Estate Operations	382,000	5,325,000
Insurance Operations in “Run Off”	4,698,000	3,829,000
Corporate	45,692,000	(7,078,000)

Income (Loss) Before Taxes & Minority Interest	$55,959,000	$(2,581,000)
Income tax benefit (provision)	(29,509,000)	(138,000)
Minority interest	678,000

Net Income (Loss)	$27,128,000	$(2,719,000)

THIRD QUARTER SEGMENT RESULTS OF OPERATIONS
     In the third quarter of 2008, PICO reported net income of $532,000 ($0.03 per share), compared to net income of $474,000 ($0.03 per share) in the third quarter of 2007.
     Our third quarter segment results of operations are:

	2008	2007
Income (Loss) Before Taxes & Minority Interest By Operating Segment:
Water Resource and Water Storage Operations	$7,375,000	$2,933,000
Real Estate Operations	(481,000)	1,487,000
Insurance Operations in “Run Off”	(1,010,000)	1,266,000
Corporate	1,790,000	(4,023,000)

Income (Loss) Before Taxes & Minority Interest	$7,674,000	$1,663,000
Income tax benefit (provision)	(7,214,000)	(1,189,000)
Minority interest	72,000

Net Income (Loss)	$532,000	$474,000

     PICO is a diversified holding company. PICO seeks to acquire, build and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business’s fair value, as well as create additional value.
     Our objective is to maximize long-term shareholder value. We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings. Currently our two major businesses are Vidler Water Company, a water resource development business, and Nevada Land & Resource Company, one of the largest private landowners in the state of Nevada. Vidler is a significant private sector owner of water resources and water storage operations in Nevada, Arizona, Idaho, California, and Colorado. Nevada Land owns approximately 446,000 acres of former railroad land in northern Nevada, and certain water, mineral and geothermal rights related to the property.
OTHER INFORMATION AND WHERE TO FIND IT
     At November 3, 2008, PICO Holdings, Inc. had a market capitalization of $491.4 million, and 18,840,392 shares issued and outstanding (net of treasury stock).
     Given the size and diversity of our asset base, this release only summarizes the most significant elements in our results for the first nine months of 2008. For fuller information on our principal activities and assets, recent developments, and the current outlook, we encourage all investors to read our Form 10-Q report for the third quarter of 2008, which has already been filed with the Securities and Exchange Commission. The report can be accessed on-line via our web-site (www.picoholdings.com), or you can call Carlene Wilbur (614-475-3178 ext. 255) to request a paper copy.
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PICO Holdings, Inc.
Q3 2008 Results

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This press release contains “forward-looking statements”, that is statements related to future, not past, events, regarding, among other things, our financial condition, businesses, results of operations, and prospects, including, without limitation, statements concerning our beliefs, intentions, anticipated developments, and other information concerning future matters. In this context, forward-looking statements often address our current expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “will”, “may”, “should”, “could”, “target”, “projects”, “contemplates”, “estimates”, “predicts”, “potential”, or “continue”. By their nature, forward-looking statements address matters that are, to different degrees, uncertain. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements (other than as may be required by law) and undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Such statements include, but are not limited to, statements regarding the timeline for delivery of water through the Fish Springs pipeline; the trend for increasing water demand in the Southwestern United States, including the markets we address such as the northern valleys of Reno; long term projections for population growth in the western United States and the availability of developable water and land assets or projects; the future demand for and fair market value of water resources and lands owned or controlled by us; and our growth plans. Such forward-looking statements are subject to a number of risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks and uncertainties are detailed from time to time in PICO’s filings with the SEC, including those described under the heading “Risk Factors” in our Annual Report on Form 10-K.
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CONTACT:	Max Webb	Chief Financial Officer	(858) 456-6022 ext. 216